Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-183045

$400,000,000

3.90% First and Refunding Mortgage Bonds, Series 2013A,

Due 2043

SUMMARY OF TERMS

Security:	3.90% First and Refunding Mortgage Bonds, Series 2013A, Due 2043

Issuer:	Southern California Edison Company

Principal Amount:	$400,000,000

Ratings of Securities*:	A1 / A / A+ (Moody’s / S&P / Fitch)

Trade Date:	March 4, 2013

Settlement Date:	March 7, 2013 (T+3)

Maturity:	March 15, 2043

Benchmark US Treasury:	2.750% due November 15, 2042

Benchmark US Treasury Yield:	3.104%

Spread to Benchmark US Treasury:	T + 83 bps

Reoffer Yield:	3.934%

Coupon:	3.90%

Coupon Payment Dates:	March 15 and September 15

First Coupon Payment Date:	September 15, 2013

Public Offering Price:	99.403%

Optional Redemption:	Callable at any time prior to September 15, 2042, in whole or in part, at a “make whole” premium of 15 bps. At any time on or after September 15, 2042, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400 FW8/ US842400FW81

Joint Book-Running Managers:

J.P. Morgan Securities LLC (“J.P. Morgan”)

RBS Securities Inc. (“RBS”)

SunTrust Robinson Humphrey, Inc. (“SunTrust Robinson Humphrey”)

U.S. Bancorp Investments, Inc. (“US Bancorp”)

De La Rosa & Co.

Muriel Siebert & Co., Inc. (“Siebert Capital Markets”)

Co-managers:	PNC Capital Markets LLC Blaylock Robert Van, LLC Great Pacific Securities Mischler Financial Group, Inc. SL Hare Capital, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, J.P. Morgan , RBS, SunTrust Robinson Humphrey, US Bancorp, De La Rosa & Co. and Siebert Capital Markets can arrange to send you the prospectus if you request it by calling J.P. Morgan at 1-212-834-4533, RBS at 1-866-884-2071, SunTrust Robinson Humphrey at 1-800-685-4786 , US Bancorp at 1-877-558-2607, De La Rosa & Co. at 1-866-361-3300 or Siebert Capital Markets at 1-800-872-0500.